Exhibit No. 10.37

[Date]

PERSONAL & CONFIDENTIAL

Employee

Location

Subject: yyyy Stock Option Grant (Please retain this for your records)

Dear Employee:

The Management Development and Compensation Committee of the Board of Directors (the “Committee”) of Armstrong World Industries, Inc. (“AWI” or the “Company”) granted you xxxxx Stock Options to purchase AWI common stock effective mm/dd/yyyy.

This award is made under the Company’s 2006 Long-Term Incentive Plan (the “Plan”), and is subject to the terms of the Plan and of this grant letter. In the event of any questions or dispute concerning this award, the decisions and interpretations of the Board of Directors and, where applicable, the Committee administering the Plan, will be binding, conclusive and final.

A copy of the Plan is enclosed. Also enclosed is the 2006 Long-Term Incentive Plan Summary, which together with the Company’s current Form 10-K Annual Report constitutes part of the Prospectus covering the securities. Form 10-K Annual Reports are available from the Treasurer’s Office.

Each Stock Option entitles you to purchase one share of AWI common stock at an exercise price equal to $xx.xx which was the closing price of AWI shares as reported by the New York Stock Exchange on mm/dd/yyyy.

These option grants are “non-qualified” stock options for tax purposes and accordingly are not subject to the additional restrictions or tax treatment applicable to qualified (also called “incentive”) stock options. The Stock Options will have a ten-year term starting mm/dd/yyyy. The Stock Options will vest and become exercisable in four installments at one, two, three and four years from mm/dd/yyyy as follows: xxxxx shares on mm/dd/yyyy; xxxxx shares on mm/dd/yyyy; xxxxx shares on mm/dd/yyyy; and xxxxx shares on mm/dd/yyyy. If you remain employed by Armstrong on a scheduled vesting date, you will become entitled to exercise the respective Stock Option installment, subject to the provisions set out below and in the Plan.

If you terminate employment due to voluntary resignation, or if you are terminated due to willful, deliberate or gross misconduct, you will forfeit all vested and unvested Stock Options.

If you terminate employment due to voluntary retirement (minimum age 55 with 5 years of service), you will forfeit all unvested Stock Options, and you will have until the earlier of five years from the date of retirement or the Stock Option expiration date to exercise any vested Stock Options.

If you are involuntarily terminated for reasons other than willful, deliberate or gross misconduct, you will forfeit all unvested Stock Options, and you will have until the earlier of three months from the date of termination or the Stock Option expiration date to exercise any vested Stock Options.

In the event of your long-term disability or death which occurs after mm/dd/yyyy, all unvested Stock Options will immediately vest and be exercisable. You or your beneficiary will have until the earlier of three years from the date of disability or death, or the Stock Option expiration date to exercise any outstanding Stock Options, provided that in the case of death, your legal representative or beneficiary will have a minimum of one year from the date of death to exercise any outstanding Stock Options without regard to the scheduled Stock Option expiration date. In the event of your long-term disability or death on or before mm/dd/yyyy, you will forfeit all unvested Stock Options.

Upon a Change in Control of AWI (as defined in the Plan), all unvested Stock Options will immediately vest and be exercisable. You will have until the earlier of five years from the date of Change in Control or the Stock Option expiration date to exercise any outstanding Stock Options.

In accordance with Section 6(c) of the Plan, you may pay the exercise price by delivering shares of AWI stock you have owned for at least six months. You may also elect to satisfy your tax withholding obligations by requesting that the Company withhold shares of common stock that would otherwise be delivered to you.

Forfeiture of Awards

The Plan provisions described under Section 13, Certain Termination of Employment; Forfeitures, limit your rights to Stock Options under certain circumstances. Events that may result in forfeiture of these awards include willful, deliberate or gross misconduct, or post-termination engagement in any business or employment determined to be competitive with or substantially injurious to the Company’s business interests. These forfeiture provisions apply for a period of two years following your termination of employment.

Please contact Human Resources if you have questions regarding these documents.

Sincerely,

(/s/ )
Authorized Company Representative